SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date earliest event reported)  October 6, 2009

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8300

N/A

(Former name or former address, if changed since last report)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                Regulation FD Disclosure.

On October 6, 2009, MTR Gaming Group, Inc. (the “Company”) announced that it intends to offer $10 million in aggregate principal amount of 12.625% senior secured notes due 2014 (the “notes”).  The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  Unless the context otherwise requires, references in this current report on Form 8-K to the “Registrant,” “MTR,” “we,” “our,” “us” and “the Company” refer to MTR Gaming Group, Inc. and its consolidated subsidiaries.

(i)            Since November 2008, the Company has eliminated significant recurring expenses and improved our overall EBITDA margin from continuing operations from 14% for the second quarter of 2008 to 16% for the second quarter of 2009. For the twelve months ended June 30, 2009, the Company generated $463.0 million of net revenues and $76.0 million of EBITDA from continuing operations.

EBITDA represents earnings (losses) before interest expense (income), income tax expense (benefit), depreciation and amortization, loss on debt modification, equity in loss of unconsolidated joint venture, (gain) loss on disposal of property and loss on asset impairment. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), is unaudited and should not be considered an alternative to, or more meaningful than, net income or income from operations as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Uses of cash flows that are not reflected in EBITDA include capital expenditures (which are significant given our expansion), interest payments, income taxes, and debt principal repayments. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of EBITDA may not be the same as the definitions used in any of our other debt agreements.

(ii)           The terms of our existing senior secured credit facility do not permit us to issue the notes.  Accordingly, in connection with the issuance of the notes, we intend to amend our senior secured credit facility to permit us to issue the notes and reduce the borrowing capacity to $10 million. The commitments under the senior secured credit facility will be further reduced by $5.5 million in December 2009 and the senior secured credit facility will mature in March 2010.  In addition, the senior secured credit facility requires us to permanently repay amounts outstanding, and reduce the commitment thereunder, with the proceeds from asset sales (other than in connection with the sale of non-core assets) and insurance from events of loss, the incurrence of debt or sales of capital stock.  If we are unable to obtain the consent of the lenders under the senior secured credit facility to issue the notes and enter into the amendment, we will terminate the senior secured credit facility and cash collateralize approximately $1.1 million in outstanding letters of credit outstanding as of September 28, 2009 thereunder.  The terms of our indentures permit us to incur secured indebtedness in an aggregate principal amount up to $20 million under credit facilities.  We intend to enter into a new credit facility either upon (i) our termination of our existing senior secured credit facility in the event that we are unable to obtain the consent of the requisite lenders to amend the senior secured credit facility in connection with this offering or (ii) upon the maturity of the senior secured credit facility, which we expect to mature in March 2010.  The liens securing indebtedness incurred under such credit facilities will rank senior in priority to the liens securing the notes.  Although we intend to enter into a new credit facility when our existing senior secured credit facility matures in March 2010, or is otherwise terminated, we have not obtained the commitment of any lenders to provide such facility and we cannot be sure that we will be able to obtain a replacement credit facility on terms that are acceptable to us, or at all.  If we are unable to enter into a replacement credit facility, our liquidity could be materially adversely affected

(iii)          On July 13, 2009, the governor of Ohio signed an executive order directing the Ohio Lottery to take action to implement, and the Ohio legislature approved a budget bill enabling, video lottery terminals at Ohio’s seven horse tracks, including Scioto Downs.  On July 20, 2009, an action was filed with the Ohio Supreme Court seeking a writ of mandamus to compel the Secretary of State of the State of Ohio to treat the video lottery provisions of the budget bill as subject to voter referendum, claiming that the video lottery provisions of the budget bill are subject to voter referendum because they constitute a permanent change in law that is not exempt from the referendum requirements contained in the Ohio constitution.  On September 21, 2009, the Ohio Supreme Court issued an opinion finding that the video lottery provisions of the budget bill are subject to voter referendum. The Ohio Supreme Court also granted the plaintiffs an extension to December 20, 2009 to circulate a petition that, if signed by a sufficient number of voters, would give Ohio voters the right to overturn the provisions of the Ohio legislation permitting video lottery and effectively determine whether video gaming will be permitted at Ohio racetracks.  The petition requires approximately 241,365 signatures to put the referendum on the ballot.  If the necessary signatures are obtained to bring the measure to ballot, the vote on gaming at racetracks in Ohio is unlikely to occur prior to November 2010 and there can be no assurance that the requisite voter approval will be obtained or, if obtained, when gaming would commence at Scioto Downs.  If the necessary signatures for the referendum petition are not obtained, the Ohio legislation enabling video lottery will remain effective, subject to the success of other pending challenges described below.

The Ohio legislation enabling video lottery is also subject to a lawsuit filed on September 3, 2009 asserting that expanded gaming activities at racetracks violates the Ohio constitution and requires voter approval. The lawsuit alleges that slot machines are not lottery games that were approved by Ohio voters in authorizing the lottery and that the allocation of profits between the state of Ohio and racetracks violates Ohio constitutional provisions earmarking lottery proceeds for education.  The Ohio legislation enabling video lottery is also subject to a lawsuit filed on September 14, 2009 asserting, in addition to the assertions in the prior two lawsuits, that the legislation is unconstitutional, because, among other things, it violates the Ohio constitution’s requirements that no bill shall contain more than one subject, that every bill shall be considered by each House on three different days, that the state’s credit not be used in aid of any individual, association or corporation, and that all proceeds generated by the lottery be used to support education in the state.  If the Ohio Supreme Court determines that video lottery at Ohio racetracks violates the Ohio constitution, such activities would not be permitted without an amendment to the Ohio constitution approved by voter referendum.  There can be no assurance that gaming activities will commence in Ohio, that the pending challenges will be unsuccessful or, that if either or both of such challenges are successful, that an amendment to the Ohio constitution would be approved or, if approved, of the timing of such approval or commencement of gaming activities at Ohio racetracks.

We timely filed our application for licensing of video gaming at Scioto Downs on September 15, 2009.  On September 16, 2009, we received from the Director of the Ohio Lottery Commission a Notice of Intent to Issue a Conditional or Video Lottery License and a demand that we pay the first of five $13 million licensing fee installments by the close of business that day. Because of the uncertainty surrounding the pending lawsuits challenging video lottery gaming at the Ohio racetracks and the absence of a clear statement in Ohio law that the installment payments would be timely refunded in the event the legal challenges to video lottery were successful, five of the seven applicants, including Scioto Downs, did not pay the first installment of the license fee.  On September 30, 2009, citing the fact that the Ohio Supreme Court’s September 21, 2009 decision made it a practical impossibility to use video lottery revenue in the state’s current budget, and his intention to seek a declaratory judgment that the Ohio Lottery can implement video lottery without legislative approval, the governor of Ohio announced that the Ohio Lottery Commission would be returning all application fees and license fees previously paid by the state’s racetrack owners.

In addition, a referendum seeking approval of a casino in each of Cleveland, Cincinnati, Toledo and Columbus will be included on the Ohio ballot in November 2009.  Even if video gaming is permitted at Scioto Downs following the resolution of the pending litigation and satisfaction of the voter referendum requirements, approval of a referendum permitting casino gaming may materially adversely affect our ability to obtain financing to pay the license fees and otherwise make necessary investments at Scioto Downs to permit video gaming and comply with the conditions to licensing.  In addition, Mountaineer and Presque Isle Downs would compete with casino gaming in Cleveland and Scioto Downs would compete with casino gaming in Columbus. Additionally, tax rates on the revenue from such casinos would be substantially lower than the tax rates to be imposed on video lottery at the racetracks, resulting in a competitive advantage for the casinos.  Such new competition, if approved by the Ohio voters, would have a material adverse effect on our business, financial condition and results of operations.

(iv)          In early 2009, the West Virginia Legislature passed an amendment to the Racetrack Video Lottery Act permitting the state’s casinos to offer patrons the ability to play slot machines with promotional credits and without the wager being taxable to the casino (commonly referred by our customers to as “free play”).  On September 1, 2009, we commenced free play at Mountaineer.  Since its introduction, free play has improved our operating results at Mountaineer and we believe that this trend will continue.

(v)           Gary Birzer and Amy Birzer v. MTR Gaming Group, Inc. and Mountaineer Park, Inc, et. al, Civil Action No. 06-C-2-W, Circuit Court of Hancock County, West Virginia.  On January 17, 2006, Gary Birzer, a jockey who was injured during a race at Mountaineer in July 2004, filed a first amended complaint in which he alleged that Mountaineer was negligent in its design, construction and maintenance of the racetrack as well as in its administration of races. Mr. Birzer sought medical expenses to date of $550,000, future medical expenses, unspecified lost wages and other damages resulting from his injuries. Mr. Birzer sought in excess of $10 million in damages. Mr. Birzer’s wife sought $2 million for loss of consortium.  On August 27, 2009, we settled the Birzers’ claims (paid by our insurer) and the case was dismissed with prejudice.

The information in this report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD. The furnishing of this information is not intended to, and does not, constitute a determination or admission by the Company that such information is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Registrant.

The information contained in Item 7.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Registrant under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward Looking Statements

This current report on Form 8-K contains certain forward-looking statements concerning, among other things, an offering of the notes.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, financial market risks, general economic conditions, regulatory matters and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/s/ David R. Hughes
David R. Hughes
Corporate Executive Vice President and Chief Financial Officer
Date: October 6, 2009